Exhibit 11

Statements Re: Computation of Per Share Earnings

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions except share data)	2004	2003	2004	2003
Numerator:
Net income – basic and diluted	$90	$104	$392	$245
Denominator:
Weighted-average shares outstanding	168,152,643	168,454,165	168,242,937	168,779,415
Effect of stock option shares	1,754,752	1,529,133	1,801,003	1,033,099

Adjusted weighted-average shares	169,907,395	169,983,298	170,043,940	169,812,514

Earnings per share:
Basic	$0.54	$0.62	$2.33	$1.45
Diluted	$0.53	$0.61	$2.30	$1.44

Anti-Dilutive Securities

Certain option shares were not included in the computation of diluted earnings per share for the three- and nine-month periods ended September 30, 2004 and 2003, since inclusion of these option shares would have anti-dilutive effects, as the options’ exercise prices exceeded the respective average market prices of the company’s shares.

	Three months ended September 30,		Nine months ended September 30,
(In millions except share data)	2004	2003	2004	2003
Number of option shares	252,002	965,178	252,002	2,129,475
Exercise price range	$43.20	$37.98 to $43.21	$43.20	$35.87 to $43.21

Cincinnati Financial Corporation
Form 10-Q for the Quarter Ended September 30, 2004

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